                                                                      EXHIBIT 12

                 MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS

                                                        (DOLLARS IN MILLIONS)
                                         ---------------------------------------------------
                                           NINE
                                          MONTHS
                                           ENDED             YEAR ENDED DECEMBER 31,
                                         SEP. 30,   ----------------------------------------
                                           2005      2004     2003     2002    2001    2000
                                         --------   ------   ------   ------   ----   ------
EARNINGS BEFORE INCOME TAXES,
   PREFERRED STOCK DIVIDENDS
   AND FIXED CHARGES:
   Income from continuing operations
      before income taxes, minority
      interest and cumulative effect
      of accounting change, net           $1,162    $1,518   $1,280   $  966   $278   $  824

   Deduct equity in undistributed
      (earnings) of fifty-percent-or-
      less-owned companies                    (1)       (1)      --      (10)    (1)     (10)

   Add interest on indebtedness, net         180       216      253      228    230      190

   Add amortization of debt expense            5         6       12       13     10        2

   Add estimated interest factor for
      rentals                                 30        35       32       24     21       17
                                          ------    ------   ------   ------   ----   ------

   Earnings before income taxes,
      minority interest, cumulative
      effect of accounting change,
      net, fixed charges and preferred
      stock dividends                     $1,376    $1,774   $1,577   $1,221   $538   $1,023
                                          ======    ======   ======   ======   ====   ======

FIXED CHARGES:
   Interest on indebtedness               $  178    $  214   $  253   $  226   $236   $  198

   Amortization of debt expense                5         6       12       13     10        2

   Estimated interest factor for
      rentals                                 30        35       32       24     21       17
                                          ------    ------   ------   ------   ----   ------

   Total fixed charges                    $  213    $  255   $  297   $  263   $267   $  217
                                          ======    ======   ======   ======   ====   ======

PREFERRED STOCK DIVIDENDS(A)              $   --    $    8   $   16   $   14   $  7   $   --
                                          ------    ------   ------   ------   ----   ------

   Combined fixed charges and
      preferred stock dividends           $  213    $  263   $  313   $  277   $274   $  217
                                          ======    ======   ======   ======   ====   ======

Ratio of earnings to fixed charges           6.5       7.0      5.3      4.6    2.0      4.7
                                          ======    ======   ======   ======   ====   ======
Ratio of earnings to combined fixed
   charges and preferred stock
   dividends(B)(C)                           6.5       6.7      5.0      4.4    2.0      4.7
                                          ======    ======   ======   ======   ====   ======

(a) Represents amount of income before provision for income taxes required to meet the preferred stock dividend requirements of the Company.

(b) Excluding the 2005 pre-tax impairment charges of $45 million relating to financial investments, the pre-tax income of $6 million related to the Behr litigation accrual, the 2004 pre-tax income of $30 million related to the Behr litigation accrual, the non-cash, pre-tax goodwill impairment charge of $168 million, and the non-cash, pre-tax impairment charge of $21 million related to a marketable security, the 2003 pre-tax income for litigation settlement of $72 million and the non-cash, pre-tax goodwill impairment charge of $53 million, the 2002 pre-tax charge for litigation settlement, net, of $147 million, the 2001 non-cash, pre-tax charge of $530 million and the 2000 non-cash, pre-tax charge of $145 million, the Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends would be 6.6, 7.3, 5.0, 4.9, 3.9 and 5.4 for the third quarter of 2005, and the years 2004, 2003, 2002, 2001 and 2000, respectively.

(c) Years prior to 2002 have not been adjusted to exclude goodwill amortization expense.


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